Contacts:

Media: Lauren Burk at 703.469.1004 or lburk@fbr.com
Investors: Paul Beattie at 703.312.9673 or pbeattie@fbr.com

FBR Capital Markets Hires Chief Financial Officer

ARLINGTON, VA, March 4, 2008 – FBR Capital Markets Corporation (NASDAQ: FBCM) (FBR Capital Markets) today announced that it has appointed Bradley Wright as Executive Vice President and Chief Financial Officer. Mr. Wright will also become a member of the firm’s Executive Committee.

With more than 25 years of experience in financial services, Mr. Wright joins FBR Capital Markets from Bear Stearns where he most recently served as Senior Managing Director and was in charge of finance for Private Client Services. Prior to joining Bear Stearns in 1996, he spent 14 years at Price Waterhouse in its Capital Markets & Treasury division. Mr. Wright is a Certified Public Accountant and a CFA charter holder.

“Brad’s extensive knowledge and experience in the financial services industry will be invaluable as we continue to maximize the strength of our balance sheet and execute our strategic plan,” said Eric F. Billings, Chairman and CEO of FBR Capital Markets.

Kurt Harrington will continue to serve as Executive Vice President and Chief Financial Officer of FBR Group, the majority owner of FBR Capital Markets.

FBR Capital Markets Corporation (FBR Capital Markets), a majority-owned subsidiary of Friedman, Billings, Ramsey Group, Inc., provides investment banking*, merger and acquisition advisory services*, institutional brokerage*, research*, asset management and private wealth services.  FBR Capital Markets focuses capital and financial expertise on eight industry sectors: consumer, diversified industrials, energy & natural resources, financial institutions, healthcare, insurance, real estate, and technology, media & telecom.  FBR Capital Markets is headquartered in the Washington, D.C. metropolitan area with offices in Arlington, VA; Boston; Dallas; Houston; Irvine; New York; San Francisco; London, England; and Sydney, Australia.  For more information, please visit www.fbrcapitalmarkets.com .

*Friedman, Billings, Ramsey & Co., Inc.

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